GBH CPAs, PC 6002 Rogerdale, Suite 500 Houston, Texas 77072 Tel: 713-482-0000 Fax: 713-482-0099

February 1, 2012

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the statements included under Item 4.01 of Form 8-K/A to be filed by SuperDirectories, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas